SCHEDULE 14A
                                (RULE 14a-101)
                   INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:
[ ] Preliminary proxy statement
[X] Definitive proxy statement
[ ] Definitive additional materials
[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                              MODERN CONTROLS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
     (2)  Aggregate number of securities to which transactions applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined.)
     (4)  Proposed maximum aggregate value of transaction:
     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing party:

     (4)  Date filed:

                               1997 ANNUAL MEETING

                              MODERN CONTROLS, INC.

                             7500 BOONE AVENUE NORTH
                          MINNEAPOLIS, MINNESOTA 55428

TO THE SHAREHOLDERS OF MODERN CONTROLS, INC.:

     You are cordially invited to attend our Annual Meeting of Shareholders to be held on May 20, 1997, at 4:00 p.m., local time, at the Marriott Hotel -- City Center, 30 South Seventh Street, Minneapolis, Minnesota.

     The formal Notice of Meeting, Proxy Statement and form of proxy are enclosed.

     Whether or not you plan to attend the meeting, please date, sign and return the enclosed proxy in the envelope provided as soon as possible so that your vote will be recorded.

                                             Very truly yours,

                                             /S/ William N. Mayer

                                             William N. Mayer
                                             CHAIRMAN OF THE BOARD AND
                                             CHIEF EXECUTIVE OFFICER


April 3, 1997



                          PLEASE SIGN, DATE AND RETURN
                           THE ENCLOSED PROXY PROMPTLY
                         TO SAVE THE COMPANY THE EXPENSE
                           OF ADDITIONAL SOLICITATION.



                             MODERN CONTROLS, INC.
                             7500 BOONE AVENUE NORTH
                          MINNEAPOLIS, MINNESOTA 55428

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD MAY 20, 1997

TO THE SHAREHOLDERS OF MODERN CONTROLS, INC.:

     Notice is hereby given that the Annual Meeting of Shareholders of Modern Controls, Inc. will be held on May 20, 1997, at 4:00 p.m., local time, at the Marriott Hotel -- City Center, 30 South Seventh Street, Minneapolis, Minnesota for the following purposes:

       a. To elect seven directors to serve for the ensuing year or until their successors are elected and qualified;

       b. To consider and act upon such other matters as may properly come before the meeting or any adjournment thereof.

     The close of business on March 21, 1997 has been fixed as the record date for the determination of shareholders who are entitled to vote at the meeting or any adjournments thereof.

                                   By Order of the Board of Directors

                                   /S/ Ronald A. Meyer

                                   Ronald A. Meyer
                                   SECRETARY


Dated: April 3, 1997


     YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. NO ADMISSION TICKET OR OTHER CREDENTIALS WILL BE NECESSARY. IF YOU DO NOT PLAN TO ATTEND THE MEETING, PLEASE BE SURE YOU ARE REPRESENTED AT THE MEETING BY MARKING, SIGNING, DATING AND MAILING YOUR PROXY IN THE REPLY ENVELOPE PROVIDED.



                             MODERN CONTROLS, INC.
                             7500 Boone Avenue North
                          Minneapolis, Minnesota 55428

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 20, 1997

                                  INTRODUCTION

     The Annual Meeting of Shareholders (the "Annual Meeting") of Modern Controls, Inc. (the "Company") will be held on May 20, 1997, at 4:00 p.m., local time, at the Marriott Hotel -- City Center, 30 South Seventh Street, Minneapolis, Minnesota, or at any adjournment or adjournments thereof, for the purposes set forth in the Notice of Annual Meeting of Shareholders.

     A proxy card is enclosed for your use. You are solicited on behalf of the Board of Directors to SIGN AND RETURN THE PROXY CARD IN THE ACCOMPANYING ENVELOPE. No postage is required if mailed within the United States. The cost of soliciting proxies, including the preparation, assembly and mailing of the proxies and soliciting material, as well as the cost of forwarding such material to the beneficial owners of the Company's Common Stock, will be borne by the Company. Directors, officers and regular employees of the Company may, without compensation other than their regular compensation, solicit proxies by telephone, telegraph or personal conversation. The Company may reimburse brokerage firms and others for expenses in forwarding proxy materials to the beneficial owners of Common Stock.

     Any shareholder giving a proxy may revoke it at any time prior to its use at the Annual Meeting either by giving written notice of such revocation to the Secretary of the Company, by filing a duly executed proxy bearing a later date with the Secretary of the Company, or by appearing at the Annual Meeting and filing written notice of revocation with the Secretary of the Company prior to use of the proxy. Proxies will be voted as specified by shareholders.

     THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL OF THE PROPOSAL SET FORTH IN THE NOTICE OF MEETING.

     The Company expects that this proxy material will first be mailed to shareholders on or about April 3, 1997.


                                VOTING OF SHARES

     Only holders of Common Stock of record at the close of business on March 21, 1997 will be entitled to vote at the Annual Meeting. On March 21, 1997, the Company had 4,275,469 outstanding shares of Common Stock, each such share entitling the holder thereof to one vote on each matter to be voted on at the Annual Meeting.

     The presence at the Annual Meeting, in person or by proxy, of the holders of thirty-three and one-third percent (33-1/3%) of the outstanding shares of Common Stock entitled to vote at the meeting (1,425,157 shares) is required for a quorum for the transaction of business. In general, shares of Common Stock represented by a properly signed and returned proxy card will be counted as shares present and entitled to vote at the Annual Meeting for purposes of determining a quorum, without regard to whether the card reflects abstentions (or is left blank) or reflects a "broker non-vote" on a matter (i.e., a card returned by a broker on behalf of its beneficial owner customer that is not voted on a particular matter because voting instructions have not been received and the broker has no discretionary authority to vote).

     The election of a nominee for director and any other proposals that may come before the Annual Meeting described in this Proxy Statement require the approval of a majority of the shares present and entitled to vote in person or by proxy on that matter (and at least a majority of the minimum number of votes necessary for a quorum to transact business at the meeting). Shares represented by a proxy card including any broker non-votes on a matter will be treated as shares not entitled to vote on that matter, and thus will not be counted in determining whether that matter has been approved. Shares represented by a proxy card voted as abstaining on any of the other proposals will be treated as shares present and entitled to vote that were not cast in favor of a particular matter, and thus will be counted as votes against that matter.

                              ELECTION OF DIRECTORS

NOMINATION

     The Third Restated Bylaws of the Company provide that the number of directors shall be the number elected by the shareholders at the last annual meeting of shareholders or the number set by resolution of the Board. The Board has set the number of directors to be elected at the 1997 Annual Meeting at seven. Mr. Howard L. Demorest has requested not to be considered for reelection to the Board. In appreciation for his service to the Company, the Board grants the highest commendations to Mr. Howard L. Demorest and thanks him for his over 31 years of service to the Company. The Board has nominated the seven individuals below to serve as directors of the Company until the next annual meeting of the shareholders or until their respective successors have been elected and qualified. All of the nominees are members of the current Board.

     The Board recommends a vote FOR the election of each of the nominees listed below. In absence of other instructions, the proxies will be voted FOR the election of the nominees named below. If prior to the meeting the Board should learn that any nominee will be unable to serve by reason of death, incapacity or other unexpected occurrence, the proxies that otherwise would have been voted for such nominee will be voted for such substitute nominee as selected by the Board. Alternatively, the proxies, at the Board's discretion, may be voted for such fewer number of nominees as results from such death, incapacity or other unexpected occurrence. The Board has no reason to believe that any of the nominees will be unable to serve.

INFORMATION ABOUT NOMINEES

     The following information has been furnished to the Company, as of February 20, 1997, by the persons who have been nominated by the Board to serve as directors for the ensuing year.


                                                                                                  DIRECTOR
NAME OF NOMINEE                 AGE                    PRINCIPAL OCCUPATION                        SINCE
---------------                 ---                    --------------------                        -----

William N. Mayer                66    Chairman of the Board and Chief Executive Officer of the      1971
                                      Company

Dean B. Chenoweth               75    Vice President of Engineering of Advantek, Inc.               1980

J. Leonard Frame                72    President and Chief Executive Officer of Phoenix Solutions    1983
                                      Co.

Wallace W. Lindemann, Ph.D.     71    Retired Director of the Center for Microelectronic and        1987
                                      Information Sciences and Professor of Electrical
                                      Engineering, University of Minnesota

Paul L. Sjoquist                63    Director and Secretary, Palmatier, Sjoquist, Helget &         1988
                                      Voigt, P.A.

Richard A. Proulx               63    Certified Public Accountant and Independent Consultant        1991

Robert L. Demorest              51    President of the Company                                      1995


OTHER INFORMATION ABOUT NOMINEES

     Except as indicated below, there has been no change in principal occupations or employment during the last five years for the directors or nominees for election as directors.

     Mr. Sjoquist has been a patent attorney in the law firm of Palmatier, Sjoquist, Helget & Voigt, P.A. for more than five years. Palmatier, Sjoquist, Helget & Voigt, P.A. has provided and is expected to continue to provide certain legal services to the Company.

     Mr. Robert L. Demorest has been the President of the Company since January 1995. Prior to that time, Mr. Demorest had been Executive Vice President and Secretary of the Company.

INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

     The business and affairs of the Company are managed by the Board, which met four times during 1996. Committees established by the Board of Directors include the Audit Committee, the Compensation Committee and the Nominating Committee.

     The members of the Audit Committee during 1996 were Messrs. H.L. Demorest, Proulx and Chenoweth. Mr. H.L. Demorest is not standing for re-election this year. The function of the Audit Committee is to review Company financial statements, oversee the financial reporting and disclosures prepared by management, make recommendations regarding the Company's financial controls, and confer with the Company's outside auditors. The Audit Committee met two times during 1996.

     The members of the Compensation Committee during 1996 were Messrs. Frame and Sjoquist. The function of the Compensation Committee is to set the compensation for those officers who are also directors, and set the terms of, and grants of awards under, the Company's Incentive Compensation Plan (the "Bonus Plan"), the Employee Stock Option Plan (the "Non-Statutory Plan") and the 1992 Stock Option Plan (the "1992 Plan") and to act on other matters relating to compensation as it deems appropriate. The Compensation Committee met four times during 1996.

     The members of the Nominating Committee appointed in connection with the Annual Meeting were Messrs. Chenoweth and Lindemann. The function of the Nominating Committee is to select nominees for the Board of Directors. The Nominating Committee will consider director nominations by shareholders. Shareholders who wish to make recommendations may submit names in writing to the Company by the deadline for shareholder proposals, together with biographical information, the address and the telephone number of the proposed nominee. The Nominating Committee met once during 1996.

     All of the Directors attended 75% or more of the aggregate meetings of the Board and all committees on which they served.

DIRECTOR COMPENSATION

     DIRECTORS' FEES. Non-employee directors each received a retainer fee of $550 per month during 1996 without regard to the number of Board or committee meetings held or attended by such director.

     DIRECTOR RETIREMENT PLAN. On March 23, 1988, the Board adopted a retirement plan for non-employee directors of the Company (the "Retirement Plan"). Pursuant to the Retirement Plan, all non-employee directors who have served on the Board of Directors of the Company for at least five years will, upon retirement, receive an amount equal to the annual retainer fee such director would have been entitled to receive during the fiscal year in which such director's retirement occurs, provided that such payment will not be made to a director who, following retirement, continues to serve the Company in a consulting capacity. The amount to be received will be payable in four installments at the end of each of the four fiscal quarters following retirement. As of December 31, 1996, all of the Company's current non-employee directors were eligible to receive payments pursuant to the Retirement Plan upon their retirement from the Board.

     1990 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN. On November 13, 1990, the Board adopted the 1990 Non-Employee Director Stock Option Plan (the "1990 Director Plan"). Pursuant to the 1990 Director Plan, an initial grant of an option to purchase 1,000 shares of Common Stock at an exercise price per share equal to 100% of the fair market value of one share of Common Stock on the date of grant was made to all non-employee directors who were directors on November 13, 1990, the date the 1990 Director Plan was adopted. The 1990 Director Plan provides that each non-employee director who is a director of the Company on November 1 of each second year thereafter will automatically receive an additional option to purchase 1,000 shares of Common Stock at an exercise price per share equal to 100% of the fair market value of a share of Common Stock as of the date of grant. Each option granted under the 1990 Director Plan is exercisable commencing on the first anniversary of the date of grant, and remains exercisable until the fifth anniversary of the date of grant. To exercise an option, the director must have continuously served as a director of the Company for the entire year preceding the date on which the option first becomes exercisable. Once the option becomes exercisable, it will remain exercisable for the remainder of its term, whether or not such director remains a director of the Company. During the last fiscal year, Messrs. H.L. Demorest, Chenoweth, Frame, Lindemann, Sjoquist and Proulx each were granted an option to purchase 1,000 shares of Common Stock under the 1990 Director Plan.

        PRINCIPAL SHAREHOLDERS AND BENEFICIAL OWNERSHIP OF MANAGEMENT

     The following table sets forth information regarding the beneficial ownership of the Common Stock of the Company as of February 20, 1997 unless otherwise noted (a) by each shareholder who is known by the Company to own beneficially more than 5% of the outstanding Common Stock, (b) by each director and each executive officer named in the Summary Compensation Table and (c) by all executive officers and directors of the Company as a group.


                                                                            SHARES OF COMMON STOCK
                                                                           BENEFICIALLY OWNED(1)(2)
                                                                           ------------------------
                                                                                          PERCENT OF
NAME                                                                     AMOUNT            CLASS(3)
----                                                                     ------            --------
Fenimore Asset Management, Inc.                                        835,384 (4)          19.5%
 118 North Grand Street
 P.O. Box 310
 Cobleskill, New York 12043

William N. Mayer                                                       224,397 (5)           5.2%

Howard L. Demorest                                                      53,641 (6)           1.3%

Dean B. Chenoweth                                                       29,167 (6)            *

J. Leonard Frame                                                         5,750 (7)            *

Wallace W. Lindemann                                                     6,654 (8)            *

Paul L. Sjoquist                                                         5,535 (6)            *

Richard A. Proulx                                                        7,750 (6)            *

Robert L. Demorest                                                      72,190 (9)           1.7%

Ronald A. Meyer                                                         78,878(10)           1.8%

Daniel W. Mayer                                                         60,804(11)           1.4%

All current directors and executive officers as a group (10 persons)    544,766(12)          12.5%

----------------------------------
* Less than 1%.

(1) Shares not outstanding but deemed beneficially owned by virtue of the right of a person or member of a group to acquire them within 60 days are treated as outstanding only when determining the amount and percent owned by such person or group.

(2) Unless otherwise noted, all of the shares shown are held by individuals or entities possessing sole voting and investment power with respect to such shares.

(3)  Based on 4,275,469 shares of Common Stock outstanding as of February 20,
     1997.

(4) Fenimore Asset Management, Inc. has reported in a Schedule 13G filed with the Securities and Exchange Commission that, as of December 31, 1996, it was the beneficial owner of all such shares, possessing shared voting and investment power with respect to all such shares.

(5) Includes 28,000 shares that Mr. W.N. Mayer has the right to acquire within 60 days upon the exercise of stock options. Also includes 196,397 shares owned beneficially by Mr. W.N. Mayer and his wife jointly as to which he shares voting and investment power.

(6) Includes 2,000 shares that such directors have the right to acquire within 60 days upon the exercise of stock options.

(7) Includes 2,000 shares that Mr. Frame has the right to acquire within 60 days upon the exercise of stock options. Also includes 2,750 shares owned beneficially by Mr. Frame and his wife jointly as to which he shares voting and investment power and 1,000 shares owned by his wife, as to which he disclaims any beneficial interest.

(8) Includes 2,000 shares that Dr. Lindemann has the right to acquire within 60 days upon the exercise of stock options. Also includes 4,654 shares owned beneficially by Wallace W. and Mary D. Lindemann Revocable Family Trust as to which Dr. Lindemann shares voting and investment power.

(9) Includes 20,250 shares that Mr. R.L. Demorest has the right to acquire within 60 days upon the exercise of stock options. Also includes 42,265 shares owned beneficially by Mr. Demorest and his wife jointly as to which he shares voting and investment power.

(10) Includes 20,250 shares that Mr. Meyer has the right to acquire within 60 days upon the exercise of stock options. Also includes 8,823 shares owned beneficially by Mr. Meyer and his wife jointly as to which he shares voting and investment power.

(11) Includes 19,750 shares that Mr. D.W. Mayer has the right to acquire within 60 days upon the exercise of stock options.

(12) Includes an aggregate of 100,250 shares that certain directors and executive officers have the right to acquire within 60 days upon the exercise of stock options. Includes an aggregate of 255,889 shares as to which voting and investment power are shared or may be deemed to be shared by certain directors and executive officers.

                   EXECUTIVE COMPENSATION AND OTHER BENEFITS

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION
     The following table sets forth the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer of the Company and the three other most highly compensated executive officers of the Company whose salary and bonus exceeded $100,000 in the last fiscal year (the "Named Executive Officers"). Other than Messrs. W.N. Mayer, R.L. Demorest, R.A. Meyer and D.W. Mayer, no other executive officer of the Company had salary and bonus which exceeded $100,000 in the fiscal year ended December 31, 1996.

                          SUMMARY COMPENSATION TABLE


                                                                        LONG TERM
                                                                       COMPENSATION
                                                                        SECURITIES       ALL OTHER
                                            ANNUAL COMPENSATION         UNDERLYING      COMPENSATION
NAME AND PRINCIPAL POSITION     YEAR     SALARY($)     BONUS($)(1)       OPTIONS           ($)(2)
---------------------------     ----     ---------     -----------       -------           ------
William N. Mayer                1996     $209,000       $126,748               0           $1,800
 Chairman of the Board and      1995      193,167        110,066               0            1,350
 Chief Executive Officer        1994      190,000         90,136          25,000            1,350

Robert L. Demorest              1996     $131,000       $ 55,612           6,000           $1,800
 President                      1995      122,134         48,715           5,000            1,562
                                1994      109,823         36,470               0            1,153

Ronald A. Meyer                 1996     $117,783       $ 50,001           5,000           $1,800
 Vice President -- Finance      1995      108,008         43,080           5,000            1,441
 and Administration,            1994      102,350         33,988               0            1,074
 Treasurer and Secretary

Daniel W. Mayer                 1996     $114,569       $ 48,636           5,000           $1,145
 Executive Vice President       1995      105,063         41,906           5,000              897
                                1994       97,750         32,461               0              840


(1) Cash bonuses for services rendered have been included as compensation for the year earned, even though such bonuses were actually paid in the following year. Such bonuses were payable pursuant to the Company's Bonus Plan. The Bonus Plan is based upon the achievement by the Company of certain established profit goals and is described below under the heading "Compensation Committee Report on Executive Compensation."

(2) "All Other Compensation" includes Company contributions to its Salary Reduction Plan. Under the Salary Reduction Plan, participants may voluntarily request that the Company reduce his or her pre-tax compensation by up to 12% (subject to certain special limitations) and contribute such amounts ("Basic Contributions") to a trust. Each year, the Company contributes an amount equal to 20% of the first 6% of each participant's Basic Contributions for that year.

OPTION GRANTS AND EXERCISES
     The following tables summarize option grants and exercises during 1996 to or by the Named Executive Officers and the potential realizable value of the options held by such persons at December 31, 1996.

                       OPTION GRANTS IN LAST FISCAL YEAR



                                                                                           POTENTIAL REALIZABLE
                                       INDIVIDUAL GRANTS                                     VALUE AT ASSUMED
                        ---------------------------------------------                             ANNUAL
                                             PERCENT OF                                    RATES OF STOCK PRICE
                          NUMBER OF        TOTAL OPTIONS                                       APPRECIATION
                          SECURITIES         GRANTED TO      EXERCISE OR                    FOR OPTION TERM(2)
                      UNDERLYING OPTIONS     EMPLOYEES       BASE PRICE      EXPIRATION     ------------------
NAME                    GRANTED(#)(1)      IN FISCAL YEAR      ($/SH)           DATE          5%          10%
----                    -------------      --------------      ------           ----          --          ---
William N. Mayer                --              --               --              --            --          --
Robert L. Demorest         6,000(3)             20%           $10.1875        10/08/06      $38,509     $97,189
Ronald A. Meyer            5,000(3)             17%           $10.1875        10/08/06      $32,091     $80,991
Daniel W. Mayer            5,000(3)             17%           $10.1875        10/08/06      $32,091     $80,991


(1) All the options granted to executives were granted under the 1992 Plan. Options become exercisable under the plan so long as executives remain in the employ of the Company or one of its subsidiaries. To the extent not already exercisable, options granted under the 1992 Plan become immediately exercisable in full upon certain changes in control of the Company, provided that, upon such a change in control, the Compensation Committee may determine that holders of options granted under the 1992 Plan will receive cash in an amount equal to the excess of the fair market value of such shares immediately prior to the effective date of such change in control of the Company over the exercise price of such options. See "Executive Compensation and Other Benefits -- Change in Control Arrangements."

(2) These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent upon the future performance of the Company's Common Stock, overall market conditions and the executive's continued employment with the Company. The amounts represented in this table might not necessarily be achieved.

(3) These options were granted on October 9, 1996 and vest according to the following schedule: 25% on the first anniversary of the date of grant and 25% on each anniversary date thereafter, until fully vested.

                        AGGREGATED OPTION EXERCISES IN
                  LAST FISCAL YEAR AND FY-END OPTION VALUES


                          NUMBER OF SECURITIES
                         UNDERLYING UNEXERCISED             VALUE OF UNEXERCISED
                            OPTIONS AT FISCAL               IN-THE-MONEY OPTIONS
                             YEAR-END(#)(1)                 AT FISCAL YEAR-END($)
                      -----------------------------     -----------------------------
NAME                  EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
----                  -----------     -------------     -----------     -------------
William N. Mayer        28,000                0           $81,250          $     0
Robert L. Demorest      19,000           11,000            15,781           17,719
Ronald A. Meyer         19,000           10,000            15,781           17,657
Daniel W. Mayer         18,500           10,000            15,781           17,657


(1) The exercise price of options granted under the Company's Restated 1982 Incentive Stock Option Plan, the Non-Statutory Plan or the 1992 Plan may be paid in cash or in shares of the Company's Common Stock valued at fair market value on the date of exercise. In addition, the exercise price of options granted under the Non-Statutory Plan or the 1992 Plan may be paid pursuant to a cashless exercise procedure under which the executive provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to the Company, out of the sale proceeds, an amount equal to the exercise price plus all applicable withholding taxes. Under the 1992 Plan, the Compensation Committee also has the discretion to grant a supplemental cash bonus to an optionee in connection with the grant or exercise of an option or both the grant and exercise of an option. See "Executive Compensation and Other Benefits -- Change in Control Arrangements."

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
     Composed entirely of outside directors, the Compensation Committee of the Board of Directors meets two to four times per year and is responsible for establishing the compensation for executive officers who are also directors of the Company (Messrs. W.N. Mayer and R.L. Demorest) and for administering the Company's compensation and stock option plans in which these individuals and other key employees participate. Mr. W.N. Mayer, the Company's Chief Executive Officer, establishes the compensation of all other executive officers who are not also directors of the Company. The members of the Compensation Committee of the Company during 1996 were J. Leonard Frame and Paul L. Sjoquist. A more complete description of the functions of the Compensation Committee is set forth under the caption "Election of Directors -- Information About the Board and its Committees."

     COMPENSATION PHILOSOPHY AND OBJECTIVES. The Company's executive compensation philosophy is to link executive compensation directly to earnings performance and therefore to increases in shareholder value. The objectives of the Company's executive compensation program are to:

* Reward the achievement of desired Company earnings and individual performance goals.

* Provide compensation that is competitive with other companies of comparable size and performance that enables the Company to attract and retain key executives.

* Link compensation to the performance of the Company's Common Stock thereby aligning the interests of executives with those of the Company's shareholders.

     The Company's executive compensation program provides a level of compensation that is competitive for companies of comparable profitability, complexity and size. In determining compensation levels, competitive compensation data, including compensation data for some of the companies included in the Peer Group Index used in the Stock Performance Graph as well as other companies, is collected by management, analyzed and presented to the Compensation Committee for review. The Compensation Committee ultimately determines the proper level of compensation which may be greater or less than competitive levels in this survey data based upon factors such as annual and long-term Company performance and individual performance. The compensation of executives other than Messrs. W.N. Mayer and R.L. Demorest is established by Mr. W.N. Mayer using a similar philosophy.

     EXECUTIVE COMPENSATION PROGRAM COMPONENTS. The Company's executive compensation program consists of base salary, annual incentive compensation in the form of cash bonuses and long-term incentive compensation in the form of stock options. The Compensation Committee uses its discretion to establish executive compensation at levels which, in its judgment, are warranted by external and internal factors, as well as an executive's individual circumstances. As a result, actual compensation levels may be greater or less than the compensation levels at the companies used in the comparative analysis based upon annual and long-term Company performance as well as individual performance. The particular elements of the compensation program are discussed more fully below.

     BASE SALARY. Base salary levels of executives are determined by taking into account an executive's level of responsibility, prior experience, competitive market data, the skills and experiences required by the position and the individual performance. Mr. W.N. Mayer's base salary is $209,000 and was not increased for fiscal 1997. Mr. R.L. Demorest's salary was increased from $131,000 to $140,000 on January 1, 1997.


     ANNUAL INCENTIVE COMPENSATION. Annual cash bonuses are paid under the Company's Bonus Plan to the executives and are designed to provide a direct financial incentive to executives to achieve the Company's annual profit goals measured by net income before income taxes and incentives. The annual incentive targets range from 35% to 50% of base salary if the Company's profit goals are achieved (the "Incentive Target"). To the extent the Company's profits are less than or greater than established goals, the annual incentive is proportionally reduced or increased but may not exceed 150% of the Incentive Target. The Bonus Plan's 1996 profit goals were set in 1993 for the years 1994, 1995 and 1996. Mr. W.N. Mayer's and Mr. R.L. Demorest's bonuses for 1996 were $126,748 and $55,612, respectively. The Company believes that Mr. W.N. Mayer and Mr. R.L. Demorest and the other executives performed well under the circumstances as shown below in the Stock Performance Graph.

     LONG-TERM INCENTIVE COMPENSATION. Stock options are used to enable key executives to participate in a meaningful way in the success of the Company and to link their interests directly with those of the shareholders. The number of stock options granted to executives is based upon a number of factors, including base salary level, the number of options previously granted and individual and Company performance during the year. Based upon these factors, Mr. R.L. Demorest was granted options to purchase a total of 6,000 shares during 1996. Mr. W.N. Mayer was not granted any additional options during fiscal 1996.

     SECTION 162(m). The Omnibus Reconciliation Act of 1993 added Section 162(m) to the Internal Revenue Code of 1986, as amended (the "Code") limiting corporate deductions to $1,000,000 for certain compensation paid to the chief executive officer and each of the three other most highly compensated executives of publicly held companies. The Company does not believe it will pay "compensation" within the meaning of Section 162(m) to such executive officers in excess of $1,000,000 in the foreseeable future. Therefore, the Company does not have a policy at this time regarding qualifying compensation paid to its executive officers for deductibility under Section 162(m), but will formulate a policy if compensation levels ever approach $1,000,000.

          CHIEF EXECUTIVE OFFICER           COMPENSATION COMMITTEE
          William N. Mayer                  J. Leonard Frame
                                            Paul L. Sjoquist

STOCK PERFORMANCE GRAPH
     The following line-graphs provide both a five-year and a ten-year comparison of the cumulative returns for the Company, the S&P 500 Index and an index of peer companies selected by the Company. The Peer Group Index consists of companies that operate in similar industries and with similar market capitalizations. The total cumulative return (change in the year-end stock price plus reinvested dividends) for each of the periods is based on the investment of $100 in the Company's Common Stock, the S&P 500 Index and the Peer Group Index on December 31, 1991 (for the five-year comparison) and on December 31, 1986 (for the ten-year comparison). Total cumulative return for each company in the Peer Group Index is weighted according to market capitalization at the beginning of each year. Triconek Corp. was purchased by another entity in 1995 and is no longer included in the Company's Peer Group Index.

FIVE-YEAR COMPARISON

YEAR       S&P 500      MOCON  PEER GROUP INDEX*
----       -------      -----  -----------------
1991        100.00      100.00      100.00
1992        107.62       73.47      104.93
1996        118.47       53.94      125.33
1994        120.03       38.65      141.5
1995        165.14       67.49      224.17
1996        203.05       66.64      197.16


TEN-YEAR COMPARISON


YEAR         S&P 500     MOCON   PEER GROUP INDEX*
----         -------     ------  -----------------
1986         100.00      100.00      100.00
1987         105.25      103.99       87.18
1988         122.73      248.02      108.04
1989         161.62      270.36      126.88
1990         156.60      383.17       94.82
1991         204.31      784.76      113.57
1992         219.88      576.58      119.17
1993         242.02      423.33      142.34
1994         245.24      303.31      160.70
1995         337.39      529.62      254.59
1996         414.86      522.96      223.92


*Andros Inc., BEI Electronics Inc., CEM Corp., Core Industries Inc., Daniel Industries, Gelman Sciences Inc., Hurco Companies Inc., Input/Output Inc., Instron Corp., K-Tron International Inc., Medar Inc., Media Logic Inc., Moore Products Co., MTS Systems Corp., Newport Corp., Triconex Corp., TSI Inc. - MN, Unit Instruments, Inc.

CHANGE IN CONTROL ARRANGEMENTS
     Under the Company's 1992 Plan, upon the occurrence of a "change in control" all outstanding options granted under the 1992 Plan will become and remain exercisable in full during their remaining terms regardless of whether the plan participants thereafter remain employees of the Company or a subsidiary. The acceleration of the exercisability of options under this Plan may be limited, however, if the acceleration would be subject to an excise tax imposed upon "excess parachute payments." Under the 1992 Plan, a "change in control" has occurred if (a) substantially all of the Company's assets are sold or otherwise disposed of or the shareholders approve a transaction in which the Company is liquidated or dissolved; (b) a change in control of the Company of a nature that would be required to be reported pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") has occurred; (c) any person becomes the beneficial owner of 25% or more of the combined voting power of the Company's capital stock; or (d) the Company is a party to a business combination or proxy contest, as a consequence of which members of the Board in office as of the effective date of the 1992 Plan constitute less than a majority of the Board after such event (any person that becomes a director subsequent to the effective date of the 1992 Plan whose election, or nomination for election by the shareholders, was approved by at least a majority of the directors on the effective date of the 1992 Plan, is considered a member of the board of directors on the effective date of the 1992 Plan). In addition, the Compensation Committee, without the consent of any affected participant, may determine that some or all of the participants holding outstanding options will receive cash in an amount equal to the excess of the fair market value immediately before the effective date of the change in control over the exercise price per share of the options.

CONFIDENTIALITY AGREEMENT
     The Company currently has a written agreement with William N. Mayer prohibiting disclosure of confidential information to anyone outside of the Company both during and subsequent to employment, prohibiting Mr. Mayer from engaging in any competitive business activity for a period of two years after termination of employment with the Company and requiring disclosure to the Company of ideas, discoveries or inventions relating to or resulting from his work for the Company and assignment to the Company of all proprietary rights to such matters. In the event that Mr. Mayer is unable to obtain employment consistent with his abilities and education as a result of this agreement, the Company will be required to make payments to Mr. Mayer equal to his monthly base salary at termination (exclusive of extra compensation, bonus or employee benefits) for each month of such unemployment, up to a maximum of 24 months.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than 10% of the Company's Common Stock, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. To the Company's knowledge, based on review of the copies of such reports furnished to the Company during the period ended December 31, 1996, and based on representations by such persons, all of the Company's executive officers, directors and greater than 10% shareholders complied with all Section 16(a) filings requirements.

                  SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

     Proposals of shareholders intended to be presented in the proxy materials relating to the next Annual Meeting must be received by the Company at its principal executive offices on or before December 4, 1997.

                                  OTHER MATTERS

     The management of the Company does not intend to present other items of business and knows of no items of business that are likely to be brought before the Annual Meeting except those described in this Proxy Statement. However, if any other matters should properly come before the Annual Meeting, the persons named in the enclosed proxy will have discretionary authority to vote such proxy in accordance with their best judgment on such matters.

                                  MISCELLANEOUS

     THE COMPANY WILL FURNISH WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K (EXCLUSIVE OF EXHIBITS) FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996 TO EACH PERSON WHO WAS A SHAREHOLDER OF THE COMPANY AS OF MARCH 21, 1997, UPON RECEIPT FROM ANY SUCH PERSON OF A WRITTEN REQUEST FOR SUCH AN ANNUAL REPORT. SUCH REQUEST SHOULD BE SENT TO: 7500 BOONE AVENUE NORTH, MINNEAPOLIS, MINNESOTA 55428; ATTN.: SHAREHOLDER INFORMATION.

                                              BY ORDER OF THE BOARD OF DIRECTORS

                                              /s/ Ronald A. Meyer

                                              Ronald A. Meyer
                                              SECRETARY


Minneapolis, Minnesota
April 3, 1997


                                          THIS PROXY IS SOLICITED ON BEHALF OF
                                          THE BOARD OF DIRECTORS

                                          The undersigned hereby appoints
                                          William N. Mayer and Ronald A. Meyer,
                                          and each of them, as Proxies, each
                                          with full power to appoint his
                                          substitute, and hereby authorizes each
                                          of them to represent and to vote, as
                                          designated below, all the shares of
                                          Common Stock of Modern Controls, Inc.
                                          held of record by the undersigned on
MODERN CONTROLS, INC.                     March 21, 1997, at the Annual Meeting
7500 BOONE AVENUE NORTH                   of Shareholders to be held on May 20,
MINNEAPOLIS, MINNESOTA 55428     PROXY    1997, or any adjournment, thereof.

1. Election of Directors:

[ ]      FOR all nominees listed below (except as marked to the contrary below)

[ ]      AGAINST all nominees listed below

      WILLIAM N. MAYER          DEAN B. CHENOWETH      J. LEONARD FRAME
WALLACE W. LINDEMANN, PH.D.      PAUL L. SJOQUIST          RICHARD A. PROULX
                                ROBERT L.DEMOREST

(INSTRUCTION: TO VOTE AGAINST ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME.)

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL THE NOMINEES IN PROPOSAL 1
ABOVE.

                         (PLEASE SIGN ON REVERSE SIDE)


THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES NAMED IN PROPOSAL 1 ABOVE. Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

_______________________________________________________________________________


                                          Dated: , _________________________1997

                                          ______________________________________
                                          Print Name of Shareholder(s)
                                          ______________________________________
                                          Signature
                                          ______________________________________
                                          Signature if held jointly

                                          PLEASE MARK, SIGN, DATE AND RETURN THE
                                          PROXY CARD PROMPTLY USING THE ENCLOSED
                                          ENVELOPE, WHICH REQUIRES NO POSTAGE IF
                                          MAILED IN THE UNITED STATES.